Exhibit k(1)

FORM OF ADMINISTRATION AGREEMENT

This Administration Agreement (this “Agreement”) is made as of [             ], 2016, by and between SIERRA TOTAL RETURN FUND, a Delaware statutory trust (hereinafter referred to as the “Company”), and MEDLEY CAPITAL LLC, a Delaware limited liability company, (hereinafter referred to as the “Administrator”).

WITNESSETH:

WHEREAS, the Company is a newly organized, non-diversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended, (together with the rules promulgated thereunder, the “1940 Act”);

WHEREAS, the Company desires to retain the Administrator to provide administrative services to the Company in the manner and on the terms and conditions hereinafter set forth; and

WHEREAS, the Administrator is willing to provide administrative services to the Company in the manner and on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Administrator hereby agree as follows:

1.        Duties of the Administrator

(a)        Engagement of Administrator. The Company hereby engages and retains the Administrator to furnish, or arrange for others to furnish, the administrative services, personnel and facilities described below for the period and on the terms and conditions set forth in this Agreement. The Administrator hereby accepts such engagement and retention and agrees during such period to render, or arrange for the rendering of, such services and to assume the obligations herein set forth, subject to the reimbursement of costs and expenses provided for below. The Administrator, and any others with whom the Administrator subcontracts to provide the services set forth herein, shall for all purposes herein be deemed to be independent contractors of the Company and shall, unless otherwise expressly provided or authorized herein, have no authority to act for or represent the Company in any way or otherwise be deemed agents of the Company.

(b)        Services. The Administrator shall perform (or oversee, or arrange for, the performance of) the administrative services necessary for the operation of the Company. Without limiting the generality of the foregoing, the Administrator shall:

(i)	provide the Company with office facilities and equipment, and provide clerical, bookkeeping, accounting and recordkeeping services, legal services, and shall provide all such other services, except investment advisory services, as the Administrator and the Company shall from time to time determine to be necessary or useful to perform its obligations under this Agreement;

(ii)	on behalf of the Company, enter into agreements and/or conduct relations with custodians, depositories, transfer agents, distribution disbursing agents, the dividend reinvestment plan administrator, shareholder servicing agents, accountants, auditors, tax consultants, advisers and experts, investment advisers, compliance officers, escrow agents, attorneys, underwriters, managing dealer, brokers and dealers, investor custody and share transaction clearing platforms, marketing, sales and advertising materials contractors, public relations firms, investor communication agents, printers, insurers, banks, independent valuation firms, and such other persons in any such other capacity deemed to be necessary or desirable by the Administrator and the Company;

(iii)	The Administrator is hereby authorized to enter into one or more sub-administration agreements with other service providers (each a “Sub-Administrator”) pursuant to which the Administrator may obtain the services of the Sub-Administrator in fulfilling its responsibilities hereunder. Any such sub-administration agreements shall contain a provision requiring the Sub-Administrator to comply with Sections 2 and 3 below as if it were the Administrator.

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(iv)	make reports to the Board of Trustees of the Company (the “Board”) of its performance of obligations hereunder;

(v)	furnish advice and recommendations with respect to such other aspects of the business and affairs of the Company as the Administrator reasonably shall determine to be desirable; provided that nothing herein shall be construed to require the Administrator to, and the Administrator shall not pursuant to this Agreement, provide any advice or recommendation relating to the securities or other assets that the Company should purchase, retain or sell or any other investment advisory services to the Company;

(vi)	assist the Company in the preparation of the financial and other records that the Company is required to maintain and the preparation, printing and dissemination of reports that the Company is required to furnish to shareholders, and reports and other materials filed with the Securities and Exchange Commission (the “SEC”), and states and jurisdictions where any offering of the Company’s shares may be registered and/or there is a duty to file information with one or more states in connection with an exemption from such registration or otherwise;

(vii)	assist the Company in determining and publishing the Company’s net asset value, oversee the preparation and filing of the Company’s tax returns, and generally oversee and monitor the payment of the Company’s expenses and ensure that fees and expenses are within any applicable limitations set forth in the Company’s Declaration of Trust, which may be amended from time to time (the “Declaration of Trust”); and

(viii)	oversee the performance of sub-administrative and other professional services rendered to the Company by others.

2.       Records.

The Administrator shall maintain and keep all books, accounts and other records of the Company that relate to activities performed by the Administrator hereunder as required under the 1940 Act. The Administrator agrees that all records which it maintains and preserves for the Company shall at all times remain the property of the Company, shall be readily accessible during normal business hours, and shall be promptly surrendered to the Company upon the termination of the Agreement or otherwise on written request by the Company. The Administrator further agrees that the records which it maintains for the Company will be preserved in the manner and for the periods prescribed by the 1940 Act, unless any such records are earlier surrendered as provided above. The Administrator shall have the right to retain copies of such records for an indefinite period, subject to observance of its confidentiality obligations under this Agreement. The Administrator shall maintain records of the locations where any books, accounts and records of the Company are maintained by third parties providing services directly or indirectly to the Company.

3.       Confidentiality.

The parties hereto agree that each shall treat confidentially all information provided by each party to the other regarding its business and operations. All confidential information provided by a party hereto, including all “nonpublic personal information,” as defined under the Gramm-Leach-Bliley Act of 1999 (Public law 106-102, 113 Stat. 1138), shall be used by the other party hereto solely for the purpose of rendering services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party, without the prior consent of such providing party, except that such confidential information may be disclosed to an affiliate or agent of the disclosing party to be used for the sole purpose of providing the services set forth herein. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed to any regulatory authority, by judicial or administrative process or otherwise by applicable law or regulation.

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4.       Allocation of Costs and Expenses.

The Company shall bear all costs and expenses for the administration of its business and shall reimburse the Administrator for any such costs and expenses which have been paid by the Administrator on behalf of the Company on the terms and conditions set forth in Section 5. These costs and expenses shall include, but not be limited to:

(a)	corporate, organizational and offering expenses relating to offerings of the Company’s shares of beneficial interest, subject to the limitations included in Section 3 of the Investment Management Agreement entered into between the Company and STRF Advisors LLC, dated [ ], 2016 (the “Management Agreement”);

(b)	the cost of calculating the Company’s net asset value, including the related fees and cost of any third-party valuation services;

(c)	the allocable costs of providing managerial assistance to those portfolio companies that require it;

(d)	the compensation and expenses of any employees of the Company and of any other persons rendering any services to the Company;

(e)	clerical and shareholder staff salaries;

(f)	fees, dues, and expenses incurred by the Company in connection with membership in investment company organizations;

(g)	fees and expenses associated with independent audits, accountants, and outside legal costs, including compliance with the Sarbanes-Oxley Act of 2002, the 1940 Act and applicable federal and state securities laws;

(h)	insurance expenses;

(i)	travel expenses in monitoring financial and legal affairs for the Company and in monitoring the Company’s investments and enforcing the Company’s rights in respect of such investments;

(j)	fees and expenses of the custodian, transfer agent, dividend disbursing agent, shareholder service agent, plan agent, administrator, accounting and pricing services agent and underwriter of the Company;

(k)	direct costs and expenses of administration and operation, including printing, mailing, long distance telephone, copying, and secretarial costs;

(l)	all direct and indirect costs and expenses incurred by STRF Advisors LLC for office space rental, office equipment, utilities and other non-compensation related overhead allocable to performance of investment advisory services under the Management Agreement by STRF Advisors LLC, including the costs and expenses of due diligence of potential investments, monitoring performance of the Company’s investments, serving as directors/trustees and/or officers of portfolio companies, enforcing the Company’s rights in respect of its investments and disposing of investments;

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(m)	the cost of effecting sales and repurchases of shares of the Company’s shares of beneficial interest and other securities;

(n)	fees payable to third parties, including agents, consultants or advisers, relating to, or associated with, monitoring the Company’s financial and legal affairs, making investments, valuing investments, including fees and expenses associated with performing due diligence reviews of prospective investments, and disposing of investments;

(o)	expenses of registering shares under federal and state securities law, including expenses incurred by the Company in connection with the organization and initial registration of shares of the Company;

(p)	all costs of registration and listing the Company’s shares on any securities exchange;

(q)	expenses, including clerical expenses, of issue, sale, redemption or repurchase of shares of the Company;

(r)	the cost of preparing and filing reports, proxy statements or other notices, stock certificates, prospectuses, statements of additional information or other documents required by the SEC, including printing and mailing costs;

(s)	expenses of shareholders’ meetings and proxy solicitations;

(t)	the Company’s allocable portion of the fidelity bond, trustees and officers/errors and omissions liability insurance and any other insurance premiums;

(u)	advertising, promotion and other expenses incurred directly or indirectly in connection with the sale or distribution of the Company’s shares that the Company is authorized to pay pursuant to with any servicing plan;

(v)	all brokerage fees and commissions for the Company’s investments; federal, state and local taxes; borrowing costs (such as (i) interest payable on debt, if any, incurred to finance the investment advisory and management fees payable under the Management Agreement and (ii) dividend expenses on securities sold short);

(w)	fees and expenses of the non-interested person trustees and such extraordinary or nonrecurring expenses as may arise, including litigation to which the Company may be a party and indemnification of the Company’s trustees and officers with respect thereto;

(x)	all other expenses incurred by the Company or the Administrator in connection with administering the Company’s business, including expenses incurred by the Administrator in performing its obligations, including, but not limited to, any payments made by the Administrator to any Sub-Administrator; and

(y)	the reimbursement of the compensation of the Company’s chief financial officer and chief compliance officer and their respective staff, whose salaries are paid by the Administrator, to the extent that each such reimbursement amount is subject to the limitations included in this Agreement.

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5.        No Fee; Reimbursement of Expenses; Limitations on Reimbursement of Expenses.

(a)          In full consideration for the provisions of the services provided by the Administrator under this Agreement, the parties acknowledge that there shall be no separate fee paid in connection with the services provided, notwithstanding that the Company shall reimburse the Administrator, at the end of each fiscal quarter, for all expenses of the Company incurred by the Administrator as well as the actual cost of goods and services used for the Company and obtained by the Administrator from entities not Affiliated (as defined in Section 6 of this Agreement) with the Company. The Administrator may be reimbursed for the administrative services necessary for the prudent operation of the Company performed by it on behalf of the Company; provided, however, the reimbursement shall be an amount equal to the lower of the Administrator’s actual cost or the amount the Company would be required to pay third parties for the provision of comparable administrative services in the same geographic location; and provided, further, that such costs are reasonably allocated to the Company on the basis of assets, revenues, time records or other method conforming with generally accepted accounting principles. The Company may also agree to reimburse the Administrator, under this Agreement whereby the Administrator shall provide certain administrative services for the Company, including payments under this Agreement based upon the Company’s business, including allocable portion of the Administrator’s overhead in performing its obligations under this Agreement, including rent and the allocable portion of the cost, including compensation, benefits, and travel expenses, of the executive officers of the Administrator also serving in the capacity of chief financial officer or chief compliance officer of the Company provided such reimbursement is approved annually by the Independent Trustees. The Administrator shall prepare a statement documenting the expenses of the Company and the calculation of the reimbursement and shall deliver such statement to the Company prior to full reimbursement.

6.       Affiliate Defined.

For purposes of this Agreement, “Affiliate” or “Affiliated” or any derivation thereof means with respect to any individual, corporation, partnership, trust, joint venture, limited liability company or other entity or association (“Person”), shall have the meaning given to it in Section 2(a)(3) of the 1940 Act.

7.       Limitation of Liability of the Administrator; Indemnification.

(a)        Indemnification. The Administrator and its officers, trustees, shareholders or members (and their shareholders or members, including the owners of their shareholders or members), agents, employees, controlling persons (as determined under the 1940 Act (“Controlling Persons”)) and any other person or entity Affiliated with, or acting on behalf of, the Administrator (each an “Indemnified Party” and, collectively, the “Indemnified Parties”) shall not be liable to the Company for any action taken or omitted to be taken by the Administrator in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an administrator of the Company, and the Company shall indemnify, defend and protect the Indemnified Parties (each of whom shall be deemed a third party beneficiary hereof) and hold them harmless from and against all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) (“Losses”) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of or otherwise based upon the performance of any of the Indemnified Parties’ duties or obligations as administrator for the Company to the extent such Losses are not fully reimbursed by insurance and otherwise to the fullest extent such indemnification would not be inconsistent with the Declaration of Trust, the 1940 Act, and the laws of the State of Delaware.

(b)        Advancement of Funds. The Company shall be permitted to advance funds to the Indemnified Parties for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought only if all of the following conditions are met:

(i)	the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Company;

(ii)	the Indemnified Party provides the Company with written affirmation of the Indemnified Party’s good faith belief that the Indemnified Party has met the standard of conduct necessary for indemnification by the Company;

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(iii)	the legal action is initiated by a third party who is not a Company shareholder, or the legal action is initiated by a Company shareholder and a court of competent jurisdiction specifically approves such advancement; and

(iv)	the Indemnified Party provides the Company with a written agreement to repay the advanced funds to the Company, allocated as advanced, together with the applicable legal rate of interest thereon, in cases in which the Indemnified Party is not found to be entitled to indemnification pursuant to a final, non-appealable decision of a court of competent jurisdiction.

(c)        The Administrator shall indemnify the Company, and its Affiliates and Controlling Persons, for any Losses that the Company or its Affiliates and Controlling Persons may sustain as a result of the Administrator’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the federal and state securities laws.

8.       Activities of the Administrator.

The services provided by the Administrator to the Company are not exclusive, and the Administrator may engage in any other business or render similar or different services to others, including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, whether having investment objectives similar to or different from those of the Company, so long as its services to the Company hereunder are not impaired thereby and nothing in this Agreement shall limit or restrict the right of any officer, trustee, shareholder (and their shareholders or members, including the owners of their shareholders or members), officer or employee of the Administrator to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a trustee of, or providing consulting services to, one or more of the Company’s portfolio companies, subject to applicable law). The Administrator assumes no responsibility under this Agreement other than to render the services set forth herein.

9.       Duration and Termination of this Agreement

(a)        Term and Effectiveness. This Agreement shall become effective as of the date that the Company commences investment operations. Once effective, this Agreement shall remain in effect for two years, and thereafter shall continue automatically for successive one-year periods, provided that such continuance is specifically approved at least annually by: (i) the vote of the Board, including the vote of a majority of the Company’s trustees who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the 1940 Act, or any successor provision thereto) of the Company (the “Independent Trustees”); or (ii) by the vote of a majority of the outstanding voting securities of the Company.

(b)        Termination. This Agreement may be terminated at any time, without the payment of any penalty: (i) by the Company upon 120 days’ written notice to the Administrator: (A) upon the vote of a majority of the outstanding voting securities of the Company (as “majority” is defined in Section 2(a)(42) of the 1940 Act), or (B) by the vote of the Independent Trustees; or (ii) by the Administrator upon not less than 120 days’ written notice to the Company. This Agreement and the rights and duties of a party hereunder may not be assigned, including by operation of law, by a party without the prior consent of the other party and this Agreement automatically shall terminate in such event. The provisions of Section 7 of this Agreement shall remain in full force and effect, and the Administrator shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement.

After the termination of this Agreement, the Administrator shall not be entitled to compensation for further services provided hereunder except that it shall be entitled to receive from the Company within 30 days after the effective date of such termination all unpaid reimbursements due and payable to the Administrator prior to termination of this Agreement.

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10.     Notices.

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at the address listed below or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.

11.     Amendments of this Agreement.

This Agreement may be amended by mutual written consent of the parties, subject to the provisions of the 1940 Act. This Agreement automatically shall terminate upon the dissolution of the Company.

12.     Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one and the same instrument binding on all parties hereto, notwithstanding that all parties shall not have signed the same counterpart.’

13.     Governing Law.

This Agreement shall be construed in accordance with laws of the State of Delaware and the applicable provisions of the 1940 Act, if any. To the extent that the applicable laws of the State of Delaware or any of the provisions herein conflict with the applicable provisions of the 1940 Act, if any, the latter shall control.

14.     Entire Agreement.

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

SIERRA TOTAL RETURN FUND

By:
Name:	Seth Taube
Title:	Chief Executive Officer

MEDLEY CAPITAL LLC

By:
Name: Richard T. Allorto, Jr.
Title: Chief Financial Officer

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